UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 31, 2012

Cardiovascular Systems, Inc.

(Exact name of Registrant as Specified in its Charter)

Delaware	000-52082	41-1698056
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

651 Campus Drive

St. Paul, Minnesota 55112-3495

(Address of Principal Executive Offices and Zip Code)

(651) 259-1600

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

Effective May 31, 2012, Paul A. Koehn, Vice President of Quality and Operations for Cardiovascular Systems, Inc. (the “Company”); Kevin J. Kenny, the Company’s Executive Vice President of Sales and Marketing; and James E. Flaherty, the Company’s Chief Administrative Officer and Secretary, each individually adopted a pre-arranged trading plan (the “Trading Plan”) to sell shares of the Company’s common stock. Each Trading Plan was designed to comply with Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, and the Company’s policies regarding stock transactions. Under Rule 10b5-1, directors, officers and other persons who are not in possession of material non-public information may adopt a pre-arranged plan or contract for the sale of a registrant’s securities under specified conditions and at specified times.

Mr. Koehn’s Trading Plan replaces a prior plan entered into by Mr. Koehn and provides that Mr. Koehn will sell shares held by him personally over approximately five and one-half months, beginning July 16, 2012 for certain sales to cover required withholding taxes and transaction costs associated with the vesting of restricted stock and September 24, 2012 for all other sales. The Trading Plan allows for the sale of (i) an indeterminate number of shares of common stock to cover the required withholding taxes and transaction costs associated with the vesting of restricted stock held by Mr. Koehn and (ii) the net shares received upon vesting of the restricted stock held by Mr. Koehn following the sale of shares under (i) to cover the required withholding taxes and transaction costs. All shares will be sold under the Trading Plan in the open market at prevailing market prices, subject to vesting restrictions. Mr. Koehn will have no control over the actual timing of the stock sales under the Trading Plan. Sales pursuant to the Trading Plan are expected to begin as early as July 16, 2012 and will terminate no later than December 31, 2012, unless terminated sooner in accordance with the Trading Plan’s terms.

Mr. Kenny’s Trading Plan provides that Mr. Kenny will sell shares held by him personally over approximately nine months beginning August 13, 2012 for certain sales to cover required withholding taxes and transaction costs associated with the vesting of restricted stock and September 24, 2012 for all other sales. The Trading Plan allows for the sale of (i) 2,259 shares of common stock already owned by Mr. Kenny, (ii) an indeterminate number of shares of common stock to cover the required withholding taxes and transaction costs associated with the vesting of restricted stock held by Mr. Kenny and (iii) the net shares received upon vesting of the restricted stock held by Mr. Kenny following the sale of shares under (ii) to cover the required withholding taxes and transaction costs. All shares will be sold under the Trading Plan in the open market at prevailing market prices, subject to vesting restrictions. Mr. Kenny will have no control over the actual timing of the stock sales under the Trading Plan. Sales pursuant to the Trading Plan are expected to begin as early as August 13, 2012 and will terminate no later than May 6, 2013, unless terminated sooner in accordance with the Trading Plan’s terms.

Mr. Flaherty’s Trading Plan replaces a prior plan entered into by Mr. Flaherty and provides that Mr. Flaherty will sell shares held by him personally over approximately two years and two months beginning July 16, 2012 for certain sales to cover required withholding taxes and transaction costs associated with the vesting of restricted stock and September 24, 2012 for all other sales. The Trading Plan allows for (i) the sale of an indeterminate number of shares of common stock to cover the required withholding taxes and transaction costs associated with the vesting of restricted stock held by Mr. Flaherty, (ii) the exercise of options currently held by Mr. Flaherty and the sale of an indeterminate number of shares received upon exercise of such options, and (iii) the sale of 58,370 shares of common stock already owned by Mr. Flaherty. All shares will be sold under the Trading Plan in the open market at prevailing market prices, subject to vesting restrictions. Mr. Flaherty will have no control over the actual timing of the stock sales under the Trading Plan. Sales pursuant to the Trading Plan are expected to begin as early as July 16, 2012 and will terminate no later than September 3, 2014, unless terminated sooner in accordance with the Trading Plan’s terms.

All stock sales under each Trading Plan will be disclosed publicly in accordance with applicable securities laws, rules and regulations through appropriate filings with the U.S. Securities and Exchange Commission.

The Company does not undertake to report other Rule 10b5-1 plans that may be adopted by any of its officers or directors in the future, or to report any modifications or termination of any publicly announced plan or to report any plan adopted by an employee who is not an executive officer, except to the extent required by law.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 4, 2012

CARDIOVASCULAR SYSTEMS, INC.

By:	/s/ Laurence L. Betterley
Laurence L. Betterley
Chief Financial Officer